CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF
                            SIRCO INTERNATIONAL CORP.
                Under Section 805 of the Business Corporation Law

                              --------------------


         FIRST: The name of the corporation is Sirco International Corp. The name under which the corporation was formed is Sirco Products Co. Inc.

         SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1964.

         THIRD: The amendment to the certificate of incorporation effected by this certificate of amendment is as follows:

                  To   increase   the  number  of   authorized   shares  of  the
                  corporation's Common Stock, par value $.10 per share, from 10,000,000 shares to 20,000,000 shares.

         FOURTH: To accomplish the foregoing amendment, Article FOURTH of the certificate of incorporation is hereby amended and restated as follows:

                  Fourth: A. Authorized Shares. The total number of shares of all classes of stock which the corporation shall have the authority to issue is Twenty-One Million (21,000,000), of which Twenty Million (20,000,000) shall be common stock, par value $.10 per share, and One Million (1,000,000) shall be preferred stock, par value $.10 per share.

                               B. Common Stock.  Each holder of shares of common
                  stock shall be entitled to one vote for each share of common stock held by such holder. There shall be no cumulative voting rights in the election of directors. Subject to any preferential rights of preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of common stock.

                               C. Preferred  Stock.  The preferred  stock may be
                  issued from time to time in one or more series. The Board of Directors is hereby expressly vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, the conversion rights, the redemption price, or the liquidation preference, of any series of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number or authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

         FIFTH: The manner in which the foregoing amendment of the certificate of incorporation was authorized is as follows:

                          The Board of Directors  duly  authorized the foregoing
                  amendment at a Board of Directors meeting held on April 28, 1998. The shareholders of the corporation subsequently authorized the amendment at an Annual Meeting of Shareholders held on June 11, 1998.

         IN WITNESS WHEREOF, we have subscribed this document on June 17, 1998 and do hereby affirm under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.






                                                 /s/Joel Dupre
                                                 -------------
                                                 Joel Dupre
                                                 Chairman of the Board and Chief
                                                 Executive Officer







                                                 /s/Eric M. Hellige
                                                 ------------------
                                                 Eric M. Hellige
                                                 Secretary